EXHIBIT 10.36

May 29, 2008

Mr. Martin Vann
84 Beard Way
Needham, MA  02492

Dear Martin:

We are excited with the prospect of you joining the Avid leadership team.  Over the past several weeks of meetings, we have become convinced that your experience and leadership will be very helpful in the evolution and growth of Avid Technology, Inc. Accordingly, we are pleased to offer you the position of Vice President of Sales reporting to Kirk Arnold, Executive Vice President and General Manager, Avid Video.

Salary
Your salary will be paid biweekly at an annual rate of three hundred thirty thousand dollars ($330,000).  The initial pay period will be calculated based upon actual days worked.

Company Bonus Plan
You will be eligible to participate in Avid’s Company Bonus Plan.  Your budgeted bonus level is 35% of your eligible earnings, with potential payouts ranging from 0% to greater than 35% based on the achievement of pre-determined financial goals for the Company and your business unit, and your personal performance.  The Plan results and payments will be determined following the Plan year after audited financials have been completed and announced.

Sign-on Bonus
You will receive a one-time sign-on bonus in the amount of thirty thousand dollars, ($30,000) to be paid out in the next regularly scheduled payroll cycle following your date of hire and subject to applicable withholding taxes.

Sales Commissions
You will be eligible to participate in Avid’s Sales Compensation Plan .  Your annual target commission for 2008 will be one hundred seventy thousand dollars ($170,000 annualized) for on plan performance, and is based upon revenue and margin quotas that will be determined between you and me.  Your revenue and margin quotas and sales compensation target will be pro-rated for 2008 based on your hire date.  Commissions are paid at the end of the quarter following the quarter in which commissions were earned.

For the first two months of a quarter a draw of 75% of the quarterly variable amount at target will be paid.  On the first month of the quarter following the quarter in which the draw has been paid, the two month draw will be recovered and the final quarterly payout will be calculated.  If for any reason a draw is not fully recovered in a current quarter the balance due Avid will be recovered before any additional draw is extended to the employee. Any draw paid is recoverable against any present or future earned commissions.

Stock Option Grant
In addition, you will be issued, subject to approval by Avid’s Board of Directors in accordance with Avid’s stock option grant process, an option to purchase one hundred thousand (100,000) shares of Avid’s common stock.  The terms of the vesting of the stock option are described on Attachment A.

Restricted Stock Units
You will also be issued, subject to approval by Avid’s Board of Directors, fifteen thousand (15,000) restricted stock units (RSUs), with each unit representing the right to receive one share of Avid’s common stock.  The terms of the vesting of the RSUs are described on Attachment A.

During your employment, in addition to the initial stock option and RSU grant, you shall be entitled to participate in Avid’s stock incentive plans to the extent and in the manner as determined by Avid in its absolute discretion.

Termination
The terms of termination are described on Attachment B.

Benefits
Avid offers four weeks of paid vacation to Vice Presidents and ten paid holidays per year.  The Company contributes 75% of the costs for medical, dental and vision coverage, and 100% of the costs for life insurance (in the amount of two times your annual salary), long-term and short-term disability insurance.  Additionally, you will be eligible to participate in Avid’s 401(k) Plan the first of the month following three months of service.  A benefits summary is enclosed.  You will receive further documentation on Avid’s benefits programs upon formal acceptance of this employment offer.

Offer Acceptance
We look forward to welcoming you into your new position with Avid.  Please return one signed offer letter, indicating your acceptance and anticipated start date.   A postage paid envelope is enclosed for your convenience.

New Hire Benefits Orientation
The enclosed Benefits Orientation Kit will be reviewed and processed with you upon your arrival by Karen Katz, our Human Resources Generalist.  It will be quite helpful if you are able to review the package and complete the appropriate enrollment and employment forms prior to your meeting with Karen.  She can be reached in advance at (978) 640-5009 with any questions.

Onboarding/Induction
Upon acceptance we’ll work with you to ensure a smooth and productive entry to Avid though our On boarding/Induction program.   We will initiate an information exchange prior to your first day in the office.

This offer is subject to our satisfactory review of all of your prior employment agreements for "non-compete" clauses under which you may be restricted in working for Avid and upon your furnishing proof that you are authorized for employment in the U.S.A.

All Avid employees are required to sign an Avid Invention and Non-Disclosure Agreement (a copy of which is included herein) and Avid’s Code of Business Conduct and Ethics upon acceptance and/or commencement of employment.  Certain classifications of employees are also required to recertify the Code of Business Conduct and Ethics on an annual basis.  You will also be required to complete an Immigration Department I-9 form for which you will need to bring certain documentation with you to Avid.  These forms will be included in your personalized Orientation Kit.

Acceptance of this offer does not constitute an employment agreement and this letter is not to be construed as a guarantee of employment by the Company for any specific period or length of time.

All of us at Avid look forward to welcoming you, Martin, and are confident of your potential as a valued and respected member of our organization.  If you have any questions regarding the position, please do not hesitate to contact me.

Sincerely,

/s/ Maria Haddad

Maria Haddad
Director, Human Resources, Avid Video

/ebw
Enclosures
ACCEPTED: /s/ Martin Vann                                   DATE:  June 28, 2008

ORIENTATION
START DATE: * July 13, 2008                                 DATE: ______________________

* Please return your completed "Employee Record Form" and one signed offer letter in the self-addressed envelope no later than June 25, 2008

Cc: Human Resources

Attachment A: Equity Grants

Option Grant.  Subject to approval by the Board of Directors, on your start date you will be awarded, pursuant to a stock option agreement, an option to purchase One Hundred Thousand (100,000) shares of Avid Technology, Inc. common stock.  The exercise price will be the closing price on the date of the grant.

a) Fifty Thousand (50,000) shares of the option will vest on a time-based schedule in equal 6.25% increments every three months ending on the fourth anniversary of the grant date.

b) Fifty Thousand (50,000) shares of the option will vest on a performance-based schedule, as follows:

(1) Twenty Five Thousand (25,000) shares of the option will vest at the end of the first 20 consecutive trading day period following your start date during which Avid’s common stock, as quoted on NASDAQ, trades (without regard to the closing price) at a price per share of at least $50.84, as adjusted for stock splits and stock dividends; and

(2) An additional Twenty Five Thousand (25,000) shares of the option will vest at the end of the first 20 consecutive trading day period following the Effective Date during which Avid’s common stock, as quoted on NASDAQ, trades (without regard to the closing price) at a price per share of at least $76.26, as adjusted for stock splits and stock dividends.

RSU Grant.  On your start date, subject to approval by the Board of Directors and pursuant to a restricted stock unit agreement, you will be granted Fifteen Thousand (15,000) restricted stock units, with each unit representing the right to receive one share of Avid’s common stock, said restricted stock units to vest as follows:

Vesting Date	Cumulative % Vested
July 14, 2009	33.33%
July 14, 2010	66.67%
July 14, 2011	75.00%
October 14, 2011	81.25%
January 14, 2012	87.50%
April 14, 2012	93.75%
July 14, 2012	100.00%

Attachment B: Termination

In this Attachment, you are referred to as the “Employee,” Avid is referred to as the “Company,” and the date on which your employment begins is referred to as the “Effective Date.”

1.1. Termination.  Employee’s employment shall terminate upon the occurrence of any of the following events:

1.1.1. immediately upon the Employee’s death;

1.1.2. termination of the Employee’s employment by the Company for Disability (as defined below), effective immediately upon delivery of notice thereof;

1.1.3. termination of Employee’s employment by the Company for Cause (as defined below), effective immediately upon delivery of notice thereof;

1.1.4. termination of Employee’s employment by the Company, without Cause and not as a result of Employee’s death or Disability, effective 30 days after the Company delivers written notice thereof to the Employee;

1.1.5. termination of Employee’s employment by Employee without Good Reason (as defined below) effective 30 days after Employee delivers written notice thereof from Employee to the Company; or

1.1.6. termination of Employee’s employment by Employee with Good Reason (as defined below), to be effective as set forth below.

1.2. For purposes of this Attachment, the following definitions shall apply:

1.2.1. “Cause” shall mean (i) Employee’s material failure to perform (other than by reason of death or illness or other physical or mental incapacity) his duties which is not remedied after 30 days’ written notice from the Company (if such failure is susceptible to cure), (ii) a material breach of any of the provisions of any written agreement (including the Company’s employee nondisclosure and invention assignment agreement) between Employee and the Company, which is not cured after 10 days’ written notice from the Company (if such breach is susceptible to cure), (iii)  Employee’s material violation of a material Company policy (for purposes of this clause, the Company’s Code of Business Conduct and Ethics shall be deemed a material policy), which is not cured after 10 days’ written notice from the Company (if such violation is susceptible to cure), (iv) fraud, embezzlement or other material dishonesty with respect to the Company, (v) conviction of a crime constituting a felony (which shall not include any crime or offense related to traffic infractions or as a result of vicarious liability) or conviction of any other crime involving fraud, dishonesty or moral turpitude or (vi) failing to cooperate, as reasonably requested by the Company, in any internal or external investigation of any matter in which the Company has a material interest in the outcome of the investigation.

1.2.2.  “Change-in-Control of the Company” shall be deemed to have occurred only if any of the following events occur:

a) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this section, the following acquisitions shall not constitute a Change of Control:  (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition pursuant to a transaction which satisfies the criteria set forth in clauses (A) and (B) of Section 1.2.2(c); or

b) Individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then composing the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the operating assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 40% of, respectively, the then-outstanding shares of common stock (or other equity interests, in the case of an entity other than a corporation), and the combined voting power of the then-outstanding voting securities of the corporation or other entity resulting from such Business Combination (which as used in this section shall include, without limitation, a corporation or other entity which as a result of such transaction owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (B) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or other equity interests, in the case of an entity other than a corporation) of the corporation or other entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation or other entity;

provided, however, that as used in Section 1.6, a “Change-in-Control of the Company” shall be deemed to occur only if any of the foregoing events occur and such event that occurs is a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Reg. § 1.409A-3(i)(5).

1.2.3. “Date of Termination” shall mean the date of Employee’s “separation from service” with the Company, as determined under Treasury Reg. § 1.409A-1(h).

1.2.4. “Disability” shall mean Employee’s absence from the full-time performance of his duties with the Company for more than 180 days during a 365-day period as a result of incapacity due to mental or physical illness, as a result of which Employee is deemed “disabled” by the institution appointed by the Company to administer its long-term disability plan (or any successor plan).

1.2.5. “Good Reason” shall mean the occurrence of any one or more of the following without Employee’s prior express written consent:  (i) a material diminution in Employee’s authority, duties or responsibility from those in effect as of the Effective Date; (ii) a diminution in Employee’s base salary as in effect on the Effective Date or as may be increased from time to time, other than a reduction which is part of an across-the board proportionate reduction in the salaries of all senior executives of the Company imposed because the Company is experiencing financial hardship (provided such reduction is not more than 20% and does not continue for more than 12 months); (iii) a material change in Employee’s office location (it being agreed that as of the Effective Date such office location shall be deemed to be Tewksbury, Massachusetts); and (iv) any material breach of this letter by the Company; provided, however, that a termination for Good Reason by Employee can occur only if (a) Employee has given the Company a notice of the existence of a condition giving rise to Good Reason within 90 days after the initial occurrence of the condition giving rise to Good Reason and (b) the Company has not cured the condition giving rise to Good Reason within 30 days after receipt of such notice.  A termination for Good Reason shall occur 30 days after the end of such 30-day cure period.

1.2.6. A “Potential Change-in-Control Period” shall be deemed to exist (A) commencing upon the date on which the Company shall have announced that it has entered into a merger, acquisition or similar agreement, the consummation of which would result in the occurrence of a Change-in-Control of the Company and ending on the earlier of (x) the date on which the transaction governed by such agreement has been consummated or (y) the Company shall have announced that it has terminated such agreement, or (B) commencing on the date on which any Person shall publicly announce an intention to take actions which if consummated would constitute a Change-in-Control of the Company and ending on the earlier of (x) the date on which such actions have caused the consummation of a Change-in-Control of the Company or (y) such Person shall publicly announce the termination of its intentions to take such actions.

1.2.7. “Pro Ration Percentage” shall mean the amount, expressed as a percentage, equal to the number of days in the then current fiscal year through the Date of Termination, divided by 365.

1.2.8. “Termination Bonus Amount” shall mean the greater of (i) the Employee’s highest annual incentive bonus earned in the two most recent full fiscal years preceding the Date of Termination plus the Employee’s highest commissions (calendar year total) earned in the two most recent full fiscal years preceding the date of termination, or (ii) One Hundred percent (100%) of Employee’s base salary in effect as of the Date of Termination.

1.3. Adjustments Upon Termination.

1.3.1. Death or Disability.  If during the Term, Employee’s employment with the Company terminates pursuant to Section 1.1.1 or Section 1.1.2, subject to Section 1.5, the Company shall pay to Employee or Employee’s heirs, successors or legal representatives, as the case may be, Employee’s base salary in effect as of the  Date of Termination (less, in the case of a termination of employment as a result of Disability, the amount of any payments made to the Employee under any long-term disability plan of the Company).  Such payments shall be made over the 12-month period that commences on the Date of Termination; provided that if termination of employment due to death or Disability occurs after a Change-in-Control of the Company, the total of such payments shall be made in a lump sum within 30 days following the Date of Termination.  Notwithstanding any provision to the contrary in any Avid stock plan, or under the terms of any grant, award agreement or form for exercising any right under any such plan (including, without limitation, the agreements evidencing the stock option and the restricted stock unit grant), any stock options, restricted stock awards, stock appreciation rights or other equity participation rights held by Employee as of the date of death or Disability shall become exercisable or vested, as the case may be, with respect to all time-based awards as to an additional number of shares equal to the number that would have been exercisable or vested as of the end of the 12-month period immediately following the date of death or Disability, but all performance-based vesting awards that have not vested as of such date of death or Disability shall be forfeited as of such date.

1.3.2. With Cause or Without Good Reason.  If Employee’s employment with the Company terminates pursuant to Section 1.1.3 or Section 1.1.5, (a) all payments and benefits provided to Employee under this letter shall cease as of the Date of Termination, except that Employee shall be entitled to any amounts earned, accrued or owing but not yet paid under this letter and any benefits due in accordance with the terms of any applicable benefits plans and programs of the Company and (b) all vesting of all stock options, restricted stock awards, stock appreciation rights or other equity participation rights then held by the Employee shall immediately cease as of the  Date of Termination.

1.3.3. Without Cause or with Good Reason Other than during a Potential Change-in-Control Period or After a Change-in-Control of the Company.  If Employee’s employment with the Company terminates pursuant to Section 1.1.4 or Section 1.1.6, other than during a Potential Change-in-Control period or within 12 months after a Change-in-Control of the Company, subject to Section 1.5:

a) within 30 days following the Date of Termination, the Company shall pay Employee in a lump sum in cash the sum of (i) any accrued but unpaid base salary through the Date of Termination plus (ii) the annual incentive bonus for the fiscal year preceding the fiscal year in which the Date of Termination occurs, if earned and unpaid, plus (iii) any accrued but unused vacation pay;

b) the Company shall pay Employee, as severance pay, his base salary in effect as of the Date of Termination, for 12 months after the Date of Termination (the “Severance Pay Period”);

c) the annual incentive bonus for the year in which the Date of Termination occurred, in the amount of Employee’s target award multiplied by the applicable actual plan payout factor and pro rated by the number of months Employee was employed by the Company during the year of the Date of Termination; provided, however that such annual incentive bonus will be paid only if the Company pays bonuses, on account of the year in which the Date of Termination occurred, to executives who remain employed with the Company and will be paid in a lump sum on or about the date on which the Company pays bonuses to executives who remain employed with the Company;

d) the Company shall continue to provide Employee health, dental and vision benefits as were available to the Employee prior to the Date of Termination until the earlier of (x) the end of the Severance Pay Period or (y) the date on which Employee becomes eligible to receive group medical and dental insurance benefits from another employer that are substantially equivalent to those provided by the Company as of the Date of Termination (Employee agrees to notify the Company in writing promptly upon becoming eligible to receive such group medical and dental insurance from another employer);

e) the Company shall provide Employee, at the Company’s sole cost, with full executive outplacement assistance with an agency selected by Employee (and reasonably satisfactory to the Company), provided that no outplacement benefits shall be provided after the end of the second calendar year following the calendar year in which the Date of Termination occurs;

f) notwithstanding any provision to the contrary in any Company stock plan, or under the terms of any grant, award agreement or form for exercising any right under any such plan (including, without limitation, the agreements evidencing the stock option and the restricted stock unit grant), any stock options, restricted stock awards, stock appreciation rights or other equity participation rights held by Employee as of the Date of Termination become exercisable or vested, as the case may be, with respect to all time-based vesting awards as to an additional number of shares equal to the number that would have been exercisable or vested as of the end of the 12-month period immediately following the Date of Termination, but all performance-based vesting awards that have not vested as of the Date of Termination shall be forfeited as of such date; and

g) Employee shall be entitled to exercise any such options or other awards or equity participation rights until 12 months after the Date of Termination, but all performance-based vesting awards that have not, as of such date, vested shall be forfeited as of such date.  No other payments or benefits shall be due under this letter to Employee, but Employee shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

1.3.4. Without Cause or with Good Reason After a Change-in-Control of the Company.  If, within 12 months after a Change-in-Control of the Company, Employee shall terminate Employee’s employment pursuant to Section 1.1.6 or the Company shall terminate Employee’s employment pursuant to Section 1.1.4, then in any such event, subject to Section 1.5:

a) The Company shall pay Employee as severance pay (without regard to the provisions of any benefit plan) in a lump sum in cash no more than 30 days following the Date of Termination, the following amounts:

(i)
the sum of (A) Employee’s accrued but unpaid base salary through the Date of Termination, plus (B) the annual incentive bonus for the fiscal year preceding the fiscal year in which the Date of Termination occurs, if earned and unpaid, (C) the product of (x) Employee’s Termination Bonus Amount, and (y) the Pro Ration Percentage, plus (D) any accrued but unused vacation pay; and

(ii)	the amount equal to one and a half (1.5) times the sum of (i) Employee’s base salary in effect as of the Date of Termination, plus (ii) Employee’s Termination Bonus Amount.

b) if Employee is eligible to receive and elects to continue receiving any group medical and dental insurance coverage under COBRA, the Company shall reimburse the monthly COBRA premium (on a fully grossed up basis, if such reimbursement is taxable to Employee) in an amount equal to the portion of such premium that the Company pays on behalf of active and similarly situated employees receiving the same type of coverage until the earlier of (x) the date that is 18 months after the Date of Termination or (y) the date on which Employee becomes eligible to receive group medical and dental insurance benefits from another employer that are substantially equivalent (including, without limitation, equivalent as to benefits, premiums and co-pay amounts) to those provided by the Company as of the Date of Termination (Employee agrees to notify the Company in writing promptly upon becoming eligible to receive such group medical and dental insurance from another employer);

c) Notwithstanding anything to the contrary in the applicable stock option or restricted stock unit agreement (including, without limitation, the agreements evidencing Employee’s stock option and restricted stock unit grant), the exercisability of all outstanding stock options, restricted stock awards, stock appreciation rights and other equity participation rights (including the right to receive restricted stock pursuant to the restricted stock unit grant or other instrument) then held by Employee with respect to the common stock of the Company (or securities exchanged for such common stock in connection with the Change-in-Control of the Company) shall accelerate in full and Employee shall be entitled to exercise any such options or other awards or equity appreciation rights until 18 months after the Date of Termination; and

d) The Company shall provide Employee, at the Company’s sole cost, with full executive outplacement assistance with an agency selected by Employee (and reasonably satisfactory to the Company), provided that no outplacement benefits shall be provided after the end of the second calendar year following the calendar year in which Date of Termination occurs.

1.3.5. Without Cause or with Good Reason During a Potential Change-in-Control Period.  If, during the existence of a Potential Change-in-Control Period, Employee shall terminate Employee’s employment pursuant to Section 1.1.6 or the Company shall terminate Employee’s employment pursuant to Section 1.1.4, then in any such event, subject to Section 1.5, Employee shall receive the payments, benefits and rights set forth in Section 1.3.4, except that any amounts payable pursuant to Section 1.3.4(a)(ii) shall be paid over the 18-month period that commences on the Date of Termination, if such date occurs more than 30 days prior to the Change-in-Control of the Company that is the subject of the Potential Change-in-Control Period;

1.3.6. otherwise, such amount shall be paid in a lump sum on the date that such Change-in-Control of the Company occurs.  Notwithstanding the foregoing, if the Change-in-Control of the Company (that is the subject of the Potential Change-in-Control Period) occurs more than 30 days after the Date of Termination, and payments of the amount payable pursuant to Section 1.3.4(a)(ii) have begun over an 18-month period, pursuant to the preceding sentence, the balance of the amount payable pursuant to Section 1.3.4(a)(ii) shall be paid to Employee in a lump sum on the date such Change-in-Control of the Company occurs.

1.4. Section 409A.

1.4.1. Payments to Employee under this Attachment shall be bifurcated into two portions, consisting of a portion that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of1986, as amended (the “Code”), and a portion that does constitute nonqualified deferred compensation.  Payments hereunder shall first be made from the portion, if any, that does not consist of nonqualified deferred compensation until it is exhausted and then shall be made from the portion that does constitute nonqualified deferred compensation.  However, if Employee is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, to the extent required by Section 409A of the Code, the commencement of the delivery of any such payments that constitute nonqualified deferred compensation will be delayed to the date that is six months and one day after Employee’s Date of Termination (the “Earliest Payment Date”).  Any payments that are delayed pursuant to the preceding sentence shall be paid on the Earliest Payment Date.  The determination of whether, and the extent to which, any of the payments to be made to Employee hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions under Treasury Reg. § 1.409A-1(b)(9).  Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Treasury Reg. § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of Employee following the taxable year of Employee in which the Date of Termination occurs.

1.4.2. The parties acknowledge and agree that the interpretation of Section 409A of the Code and its application to the terms of this letter is uncertain and may be subject to change as additional guidance and interpretations become available.  Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Employee that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code.  If, however, any such benefit or payment is deemed to not comply with Section 409A of the Code, the Company and Employee agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A of the Code will not apply or (ii) compliance with Section 409A of the Code will be achieved; provided, however, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A; and provided, further, that payments or other benefits that occur as a result of the application of this section shall themselves comply with Section 409A of the Code.

1.5. General Release.  In order to be eligible to receive any of the salary or benefits under this Attachment, Employee (or his personal representative, if applicable) shall be required to execute and deliver to the Company (without subsequent revocation) a general release of claims against the Company, excluding any claims concerning the Company’s obligations under this letter in a form provided by and reasonably satisfactory to the Company which shall contain a release of claims by Employee substantially in the form attached hereto as Attachment C, and shall be required to sign such other agreements as similarly situated employees of the Company are generally required to sign if Employee shall not have already done so, provided, however, that such other agreements do not cause any changes to the provisions herein or in any restricted stock, restricted stock unit, stock option or similar compensatory or benefit agreement between the Employee and the Company.  The Company shall have no other liability or obligation under this letter to Employee’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Employee.

1.6. Non-Competition and Non-Solicitation.  Employee acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees that while Employee is employed by the Company and for a period of the longer of (a) one year after the date Employee’s employment with the Company terminates, in the case of a termination other than within 12 months after a Change-in-Control of the Company and(b) 18 months after the date Employee’s employment with the Company terminates, in the case of a termination within 12 months after a Change-in-Control of the Company:

1.6.1. Employee will not perform services for or own an interest in (except for investments of not more than five percent (5%) of the total outstanding shares or other equity interests of a company or entity that competes with Avid including but not limited to Apple Computer, Inc., Adobe Systems, Inc., Thompson Grass Valley, Harris Corporation, Autodesk, Inc., and Vizrt Ltd.

1.6.2. Employee will not directly or indirectly assist others in engaging in any of the activities in which Employee is prohibited to engage by Section 1.6.1.

1.6.3. Employee will not directly or indirectly either alone or in association with others (a) solicit, or permit any organization directly or indirectly controlled by Employee to solicit, any employee of the Company to leave the employ of the Company, or (b) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by Employee to solicit for employment, hire or engage as an independent contractor, any natural person who was employed by the Company at any time; provided that this Section 1.6.3 (i) shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of one year or longer or whose engagement to the Company as an independent contractor has been terminated for a period of six months or longer and (ii) shall not apply to the solicitation, hiring or engagement of any individual arising from such individual’s affirmative response to a general recruitment effort carried out through a public solicitation or a general solicitation.

1.6.4. Employee will not directly or indirectly either alone or in association with others solicit, or permit any organization directly or indirectly controlled by Employee to solicit, any current or future customer or supplier of the Company to cease doing business in whole or in part with the Company or otherwise adversely modify his, her or its business relationship with the Company.

1.6.5. This Section 1.6 shall supersede any non-competition or non-solicitation provision set forth in the Employee Nondisclosure and Invention Assignment Agreement between the Employee and the Company

1.7. Reasonableness of Restrictions.  It is expressly understood and agreed that (a) although Employee and the Company consider the restrictions contained in Section 1.6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in Section 1.6 is unenforceable, such restriction shall not be rendered void but shall be deemed to be enforceable to such maximum extent as such court may judicially determine or indicate to be enforceable and (b) if any restriction contained in Section 1.6 is determined to be unenforceable and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

1.8. Remedies for Breach.  Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 1.6 would be inadequate and, in recognition of this fact, Employee expressly agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining orders, temporary or permanent injunctions or any other equitable remedy which may then be available.

Attachment C

GENERAL RELEASE OF CLAIMS

This General Release of Claims (the “General Release”) is being executed by _______________ (“Employee”), for and in consideration of certain amounts payable under the ________________ (the “Agreement”) entered into between him and Avid Technology, Inc. (the “Company”), dated as of ____________.  Employee agrees as follows:

Employee, on behalf of himself and his agents, heirs, executors, administrators, successors and assigns, hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that he ever had or now has against the Released Parties, including, but not limited to, any and all claims arising out of or relating to his employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., Employee Order 11246, and Employee Order 11141, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract, all claims to any non-vested ownership interest in the Company, contractual or otherwise, and any claim or damage arising out of his employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that (a) nothing in this General Release prevents Employee from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Employee acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding); and (b) this General Release does not include (i) any right to vested benefits to which Employee may be entitled under any Company benefit plan; (ii) any termination rights Employee may have under the terms of the employee’s offer letter and (iii) any right to indemnification arising out of Employee’s employment with the Company pursuant to any policy of insurance maintained by the Company.

Employee acknowledges that he has been given at least twenty-one (21) days to consider this General Release, and that the Company advised him to consult with an attorney of his own choosing prior to signing this General Release. Employee understands that he may revoke this General Release for a period of seven (7) days after he signs this General Release by notifying the Company’s General Counsel, in writing, and the General Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  Employee understands and agrees that by entering into this General Release, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, and that he has received consideration beyond that to which he was previously entitled.

To the extent permitted by law, Employee understands and agrees that he shall not make disparaging, derogatory or false statements to any person, forum or entity regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company's business affairs and financial condition.

IN WITNESS WHEREOF, the parties hereto have executed this General Release as of the day and year set forth below.

AVID TECHNOLOGY, INC.

By: ________________________

Title: _______________________

Date: _______________________

____________________________

Date:  _______________________